Exhibit 10.5b

FIRST AMENDMENT

WEYCO GROUP, INC. PENSION PLAN

RELATED TO 2016 LUMP SUM DISTRIBUTION WINDOW

WHEREAS, Weyco Group, Inc. Corporation (the “Company”) sponsors the Weyco Group, Inc. Pension Plan (the “Pension Plan”); and

WHEREAS, the Company desires that the Plan be amended to implement a lump sum window for former employees who have not yet commenced benefits under the Plan; and

WHEREAS, the Board of Directors of the Company has previously granted the Senior Vice President and Chief Financial Officer of the Company the power to execute any amendments necessary to carry out the above-described change to the Plan.

NOW THEREFORE, BE IT AND IT IS HEREBY RESOLVED, that Article 12 be added to Part A of the Weyco Group, Inc. Pension Plan, effective as of the date set forth below, to read as follows:

ARTICLE Xll

LUMP SUM DISTRIBUTION WINDOW

Notwithstanding any other provision of the Plan, the following provisions shall apply with respect to the lump sum distribution window benefit offered in 2016:

12.01Eligibility for Lump Sum Distribution Window Benefit. Former Employees who have a vested Accrued Pension under Parts B or C shall be eligible for the lump sum distribution window benefit, except for the following categories of former Employees:

(a)	Former Employees who terminated employment on or after July 1, 2016;
(b)	Former Employees who elected to commence benefits under the terms of the Plan before or on July 1, 2016 or such other date as communicated by the Plan Administrator;
(c)	Former Employees who are subject to the mandatory lump-sum cashout of their benefits pursuant to Section 8.03 of Part B or Section 8.02 of Part C;
(d)	Former Employees who are subject to a Qualified Domestic Relations Order or whose spouse cannot be located;
(e)

Former Employees for whom it is impractical to offer a lump sum due to the inability, before the initial communications regarding the window benefit, to contact the former Employee using reasonable efforts or to reasonably calculate or verify such former Employee’s benefits; and

(f)	Former Employees whose lump sum benefit as calculated pursuant to this Article XII would exceed $ 100,000.

Former Employees eligible for this lump sum distribution window benefit shall be referred to as “Window Eligible Participants.” Alternate payees and beneficiaries are not Window Eligible Participants.

12.02Communication to Window Eligible Participants. All communications to Participants with respect to the lump sum distribution window benefit shall be made in accordance with the requirements of ERISA. The period of time during which Window Eligible Participants may make elections is referred to as the “Window.”

12.03Elections by Window Eligible Participants.

(a)

In addition to the Window Eligible Participant[t]s election rights under other applicable sections of this Plan, a Window Eligible Participant may elect to receive a distribution of his or her benefits in accordance with this Section 12.03.

(b)

A Window Eligible Participant may elect during the Window to receive a lumpsum distribution of the Participant’s benefit or to receive benefits in a form of benefit otherwise permitted under the Plan, such as a joint and survivor annuity or single life annuity.

(c)

All Window Eligible Participants who wish to elect a lump-sum distribution of benefits during the Window in accordance with this Section 12.03 must complete the election and any required paperwork must be postmarked by November 11, 2016, unless the deadline is extended. Notwithstanding the foregoing, to the extent that a Participant has appealed his or her eligibility for the lump sum distribution window benefit or a Window Eligible Participant has appealed the calculation of his or her benefits pursuant to this Section or has some other extraordinary circumstance which prevents the Window Eligible Participant from satisfying the deadlines of this Section 12.02(c), such Participant may be eligible for a lump sum distribution window benefit if such appeal is timely resolved such that distributions can be made or begin by dates specified in Section 12.04 below.

(d)

If a Window Eligible Participant dies after making an election, whether valid and complete or incomplete, during the window benefit election period and before December 1, 2016, such election shall be disregarded and benefits shall be payable according to the Plan.

(e)

If a married Window Eligible Participant elects to receive benefits in a form other than a 66.67% Joint and Survivor Pension with a spousal beneficiary, spousal consent shall be required in accordance with procedures set forth by the Plan Administrator.

12.04Calculation of Benefits.

(a)	Lump-Sum Payments.
(1)

Except as otherwise provided in (2) and (3) below, a lump-sum distribution for a Window Eligible Participant shall be calculated as of December 2016 by converting such Window Eligible Participant’s Normal Retirement Pension (for a Part B Participant) or Basic Pension (for a Part C Participant) into an actuarially equivalent lump sum, calculated using the “applicable mortality table” and “applicable interest rate” prescribed by the Internal Revenue Service pursuant to Code Section 417(e), with the applicable interest rate being the rate published by the IRS for November, 2015.

(2)

For a Window Eligible Participant who was eligible to commence benefits at his or her termination of employment, a lump-sum distribution of such Participant[t]s benefit shall be calculated as of December 1, 2016 and be the greater of (i) the lump sum of the immediate benefit in the form of a single life annuity and (ii) the lump sum deferred single life annuity payable at Normal Retirement Age or, if sooner, the earliest age at which the Participant would be eligible to receive unreduced pension benefits under the Plan, in both cases with the single life annuity being determined under the current provisions of the Plan and the lump sum being determined using the “applicable mortality table” and “applicable interest rate” described in (1) above.

(3)

For a Window Eligible Participant who was not eligible to commence benefits at his or her termination of employment but is eligible to commence benefits as of December 1, 2016, a lump-sum distribution of such Participant’s benefit shall be calculated as of December 1, 2016 and be the greater of (i) the lump sum of the immediate benefit in the form of a single life annuity and (ii) the lump sum deferred single life amuity payable at Normal Retirement Age, in both cases with the single life annuity being determined under the current provisions of the Plan and the lump sum being determined using the “applicable mortality table” and “applicable interest rate” described in (l) above.

(b)	Annuity Payments.
(l)

Retirement Eligible. The benefit payable in the normal fonn of benefit to a Window Eligible Participant who has accrued a benefit under the Plan and who is eligible to receive benefits under the Plan shall be calculated based on the method(s) otherwise prescribed by the Plan. Other forms of benefit to which the Window Eligible Participant is entitled, other than the lump sum benefit, shall be calculated based on the method(s) otherwise prescribed by the Plan.

(2)

Not Retirement-Eligible. The benefit payable in the normal fonn of benefit to a Window Eligible Participant who has accrued a benefit under the Plan and who is not eligible to receive benefits under the Plan on or before December l, 2016 shall be calculated with a benefit commencement date of December l, 2016 and be actuarially equivalent to such Window Eligible Participant’s Normal Retirement Pension (for a Part B Participant) or Basic Pension (for a Part C Participant), with actuarial equivalence determined using the “applicable mortality table” and “applicable interest rate” prescribed by the Internal Revenue Service pursuant to Code Section 417(e), with the applicable interest rate being the rate published by the IRS for November, 2015.

12.05Timing of Distributions.

(a)	Lump sum distributions paid pursuant to this Article XII shall be paid in December, 2016 or as soon administratively possible thereafter.
(b)	Annuity distribution paid pursuant to this Article XII shall commence on or around January l, 2017 (with the January payment including two months of payments).

12.06Claims and Appeals. Claims and appeals procedures with respect to any person making a claim or appeal with respect to a window benefit shall be expedited to the extent pemitted by ERISA so that benefits may be paid at the times specified in Section 12.05(a).

12.07Death Benefits. A Participant who elects a lump sum distribution pursuant to this Article XII shall not be entitled to any ancillary death benefits that may be made available under the Plan.

12.08Rollover. Because a lump sum distribution is an eligible rollover distribution, it will be subject to the rules applicable to eligible rollover distributions, including Article X of this Part A of the Plan.

FURTHER RESOLVED, that the appropriate officer(s) of this Company be and hereby is/are authorized and directed to take any and all such further actions as deemed necessary or desirable in order to implement the foregoing resolutions;

Dated this 15th day of September 2016.

/s/ John Wittkowske
John Wittkowske
Senior Vice President and Chief Financial Officer